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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on June 25, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brinker International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	75-1914582 (I.R.S. Employer Identification Number)
6820 LBJ Freeway Dallas, Texas 75240 (972) 980-9917 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Roger F. Thomson
Executive Vice President and General Counsel
Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas 75240
(972) 980-9917
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Robert H. Craft, Jr.
Sullivan & Cromwell LLP
1701 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
(202) 956-7500

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

5.75% Notes due 2014	$300,000,000	100%	$300,000,000	$38,010

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to completion. Dated June 25, 2004

PROSPECTUS

$300,000,000

Brinker International, Inc.

Offer to Exchange Registered 5.75% Notes due 2014
For Any and All
Outstanding Unregistered 5.75% Notes due 2014

        We are offering to exchange our 5.75% Notes due 2014, which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding unregistered 5.75% Notes due 2014. We refer to this offer to exchange as the exchange offer. We issued the original notes on May 14, 2004. As of the date of this prospectus, an aggregate principal amount of $300,000,000 of original notes is outstanding.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2004, UNLESS WE EXTEND IT.

Please consider the following:

  •
  You should carefully review the procedures for tendering the original notes described in this prospectus. If you do not follow these procedures, we may not exchange your original notes for new notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  If you do not tender your original notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

  •
  You may withdraw tendered original notes at any time before the expiration of the exchange offer.

Information about the new notes:

  •
  The terms of the new notes will be substantially the same as the original notes, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the original notes.

  •
  The new notes will be our general unsecured obligations and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated obligations.

  •
  There is currently no public market for the new notes. We do not intend to list the new notes on any securities exchange. Therefore, an active public market for the new notes may not develop.

  •
  We may redeem some or all of the new notes at any time at our option on the terms set forth in this prospectus.

        See "Risk Factors" beginning on page 6 for a discussion of specific factors that you should consider before participating in this exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2004.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

        Unless we indicate differently, when we use the term "original notes" in this prospectus, we mean our outstanding unregistered 5.75% Notes due 2014 issued in May 2004, and when we use the term "notes" or "new notes," we mean the 5.75% Notes due 2014 that we will issue to you if you exchange your original notes.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy, at prescribed rates, any document we file with the SEC at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov.

        We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring to another document filed

i

separately with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus and until this exchange offer is completed:

  •
  Annual report on Form 10-K for the fiscal year ended June 25, 2003;

  •
  Quarterly reports on Form 10-Q for the quarterly periods ended September 24, 2003, December 24, 2003 and March 24, 2004, respectively; and

  •
  Current reports on Form 8-K filed on October 24, 2003, January 23, 2004, April 21, 2004 and May 13, 2004, respectively.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is, or is considered to be, incorporated by reference herein modifies or supercedes such statement. Any statement that is modified or superceded shall not, except as so modified or superceded, constitute a part of this prospectus.

        You may request a copy of the documents incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such document, at no cost by writing or telephoning us at the following:

Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas 75240
Telephone: (972) 980-9917
Attention: General Counsel

        IN ORDER TO ENSURE TIMELY DELIVERY OF THE REQUESTED DOCUMENTS, REQUESTS MUST BE MADE NO LATER THAN                        , 2004. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as extended.

ii

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read the entire prospectus, the accompanying letter of transmittal and documents incorporated by reference carefully. Investors should also carefully consider the information set forth under "Risk Factors." Unless the context otherwise requires, the term "Brinker International" refers to Brinker International, Inc. and the terms "company," "we," "us" and "our" refer to Brinker International, Inc. and its subsidiaries.

Brinker International, Inc.

        We are principally engaged in the ownership, operation, development and franchising of the Chili's Grill & Bar, Romano's Macaroni Grill, Maggiano's Little Italy, On The Border Mexican Grill & Cantina, Corner Bakery Cafe and Big Bowl Asian Kitchen restaurant concepts. In addition, we are involved in the joint ownership and development of Rockfish Seafood Grill. At March 24, 2004, we owned, operated, franchised or were involved in the ownership of 1,475 restaurants. Of the 1,475 restaurants, 1,202 were company-owned, 249 were franchised and 24 were jointly owned units. At March 24, 2004, our three largest concepts accounted for 89.0% of our total units and included 962 Chili's Grill & Bar, 217 Romano's Macaroni Grill and 134 On The Border Mexican Grill & Cantina restaurants.

        Our principal executive offices are located at 6820 LBJ Freeway, Dallas, Texas 75240. Our telephone number is (972) 980-9917.

The Exchange Offer

        The following is not intended to be a complete summary of the exchange offer. For a more detailed description of the exchange offer, see "The Exchange Offer" beginning on page 10.

Notes Offered for Exchange	We are offering up to $300,000,000 in aggregate principal amount of our new 5.75% Notes due 2014 in exchange for an equal aggregate principal amount of our original 5.75% Notes due 2014 on a one-for-one basis. The new notes have substantially the same terms as the original notes you hold, except that the new notes have been registered under the Securities Act and therefore will be freely tradable.
The Exchange Offer	We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of original notes. In order to be exchanged, your original notes must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged.
Ability to Resell Notes	We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:
• the new notes issued in the exchange offer are being acquired in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of new notes issued to you in the exchange offer;

• you are not an affiliate of Brinker International, Inc.; and
• you are not a broker-dealer tendering original notes acquired directly from us for your own account.
By tendering your original notes as described below, you will be making representations to this effect. See "The Exchange Offer—Representations We Need From You Before You May Participate in the Exchange Offer."
Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."
Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:
• a holder of original notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; and
• a holder of original notes who is an affiliate of Brinker International, Inc.
Consequences of Failure to Exchange Your Original Notes	After the exchange offer is complete, you will no longer be entitled to exchange your original notes for new notes. If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to have the restrictions on transfer contained in the original notes and in the indenture governing the original notes. In general, your original notes may not be offered or sold unless registered under the Securities Act, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act and applicable state securities laws. We have no current plans to register your original notes under the Securities Act.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, the expiration date, unless we extend the offer.
Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by us. There is no minimum amount of original notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your Original Notes	If you wish to tender your original notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to Citibank, N.A., the exchange agent, on or before the expiration date of the exchange offer:
• a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your original notes and any other documentation requested by the letter of transmittal; or
• for holders who hold their positions through The Depository Trust Company, referred to as DTC:
• an agent's message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;
• your original notes by timely confirmation of book-entry transfer through DTC; and
• all other documents required by the letter of transmittal.
Holders who hold their positions through Euroclear and Clearstream, Luxembourg must adhere to the procedures described in "The Exchange Offer—Procedures for Tendering Your Original Notes."
Special Procedures for Beneficial Owners	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.
Guaranteed Delivery Procedures for Tendering Original Notes	If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your original notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
Tax Consequences	The exchange pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. See "United States Taxation."
Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer. We will pay all expenses incidental to the exchange offer. See "Use of Proceeds."
Exchange Agent	Citibank, N.A. is serving as the exchange agent. The address, telephone number and facsimile number of the exchange agent are listed under "The Exchange Offer—Exchange Agent."

The New Notes

        The following is not intended to be a complete summary of the terms of the new notes. For a more detailed description of the new notes, see "Description of Notes."

Issuer	Brinker International, Inc.
Securities Offered	Up to $300,000,000 aggregate principal amount of 5.75% Notes due 2014, which have been registered under the Securities Act.
Maturity Date	June 1, 2014.
Optional Redemption	We may redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of:
• 100% of the principal amount being redeemed, and
• the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below under "Description of Notes—Certain Definitions") plus 20 basis points, plus, in either case, accrued and unpaid interest on the notes to the redemption date.
Ranking	The notes will be general unsecured obligations of Brinker International and will rank equal in right of payment with all other existing and future unsecured and unsubordinated obligations of Brinker International. The notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes effectively will be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including liabilities to trade creditors and any guarantees of our credit facilities (which are currently undrawn). As of March 24, 2004, our subsidiaries had total indebtedness of approximately $75.7 million.
Interest Payment Dates	June 1 and December 1 of each year, commencing December 1, 2004.
Certain Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability and the ability of our subsidiaries, with certain exceptions, to:
• incur debt secured by liens and
• engage in sale and leaseback transactions.
The notes will not be guaranteed by any of our subsidiaries and there is no restriction on debt incurred by our subsidiaries.
Form and Denomination	The notes will be issued in fully registered form. The notes will be issued in denominations of $1,000 principal amount and integral multiples thereof.

Absence of a Public Market for the Notes	The notes are a new issue of securities for which there is no established market. Accordingly, we cannot guarantee you that any active or liquid market will develop for the notes.
Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally and ratably with the notes offered hereby. Such further notes may be issued under the indenture relating to the notes offered hereby, and may vote with the notes offered hereby as provided in the indenture.

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific risk factors described under the section "Risk Factors" beginning on page 6 of this prospectus.

RISK FACTORS

        Before tendering original notes in the exchange offer, you should consider carefully each of the following risks and all other information contained or incorporated by reference in this prospectus.

If you do not elect to exchange your original notes for new notes, your original notes will remain subject to transfer restrictions.

        Any original notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. In general, after this exchange offer, your original notes may not be offered or sold unless registered under the Securities Act, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act and applicable state securities laws. We have no current plans to register your original notes under the Securities Act. The liquidity of the market for original notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your original notes.

Late deliveries of original notes and other required documents could prevent you from exchanging your original notes.

        You are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for original notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer" and in the letter of transmittal. Therefore, if you wish to exchange original notes for new notes, you should allow sufficient time for timely completion of the exchange procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures.

We operate primarily through our subsidiaries and, as a result, the notes effectively will be subordinated to the liabilities of our subsidiaries.

        The notes will be unsecured. Also, because we operate primarily through our subsidiaries and our primary assets are our equity interests in those subsidiaries, our obligations, including the notes, effectively will be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including liabilities to trade creditors. As of March 24, 2004, our subsidiaries had total indebtedness of approximately $75.7 million. Our subsidiaries have other liabilities, including contingent liabilities, that may be significant.

We may be unable to repay the notes if our subsidiaries are unable to pay dividends to us.

        We, as a holding company, are dependent upon dividends from our subsidiaries to enable us to service our outstanding debt, including the notes. If we did not have sufficient funds on hand or available through existing borrowing facilities or through the declaration and payment of dividends to us by our subsidiaries, we would need to seek additional financing to obtain the cash necessary to make payments on our outstanding debt, including the notes. We cannot assure you that additional financing would be available to us on commercially reasonable terms, or at all.

There has not been, and there may not be, a public market for the new notes.

        The new notes are a new issuance of securities. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the new notes. The liquidity of, and trading markets for, the new notes may also be adversely affected by general economic conditions and by our financial performance.

FORWARD-LOOKING STATEMENTS

        Certain statements contained herein or incorporated herein by reference are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this prospectus or incorporated herein by reference, other than statements of historical fact, that address activities, events or developments that we expect or anticipate may occur in the future, including, but not limited to, statements regarding our future economic performance, restaurant openings, operating margins, the availability of acceptable real estate locations for new restaurants, and the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity and capital resources needs, may be considered forward-looking statements. Also, when used in this prospectus, words such as "may," "will," "should," "anticipate," "believe," "estimate," "predict," "expect," "intend," "plan," and the negative of these terms, and other similar expressions, are intended to identify forward-looking statements.

        These forward-looking statements involve risks and uncertainties that could cause our or the restaurant industry's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to:

  •
  the highly competitive nature of the restaurant industry,

  •
  general business conditions,

  •
  the seasonality of our business,

  •
  changes in government regulation,

  •
  inflation,

  •
  food, labor, fuel and utilities costs,

  •
  our ability to meet our growth plan,

  •
  unfavorable publicity relating to one or more of our restaurants in a particular brand,

  •
  changes in local, regional and national economic conditions,

  •
  consumer perceptions of food safety,

  •
  changes in consumer tastes,

  •
  governmental monetary policies,

  •
  changes in demographic trends,

  •
  availability of food products, materials and employees,

  •
  terrorist acts, and

  •
  weather and other acts of God.

        Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the new notes in this exchange offer. In consideration for issuing the new notes, we will receive original notes of like principal amount. The original notes surrendered in exchange for the new notes will be cancelled. We will pay all expenses incidental to the exchange offer.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following selected consolidated financial and operating data should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and their notes incorporated by reference in this prospectus. The selected consolidated financial and operating data for the fiscal years ended, and as of, June 25, 2003, June 26, 2002, June 27, 2001, June 28, 2000 and June 30, 1999 are derived from consolidated financial statements audited by KPMG LLP, independent registered public accounting firm. The selected consolidated financial and operating data for the thirty-nine week periods ended, and as of, March 24, 2004 and March 26, 2003 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring accruals and adjustments, necessary to fairly state the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

	Thirty-Nine Week Periods Ended
			Fiscal Years
	March 24, 2004	March 26, 2003
			2003	2002	2001	2000	1999(a)
	(unaudited)
	(in thousands, except per share amounts and number of restaurants)
Consolidated Income Statement Data:
Revenues	$2,689,310	$2,409,178	$3,285,394	$2,887,111	$2,406,874	$2,100,496	$1,818,008

Operating Costs and Expenses:
Cost of sales	740,878	659,151	900,379	796,714	663,357	575,570	507,103
Restaurant expenses	1,485,112	1,322,855	1,798,752	1,582,644	1,303,349	1,138,487	984,027
Depreciation and amortization	130,617	116,238	158,153	130,102	100,064	90,647	82,385
General and administrative	109,339	99,131	131,763	121,420	109,110	100,123	90,311
Restructure charges and other impairments	68,535	9,454	29,744	8,723	—	—	—

Total operating costs and expenses	2,534,481	2,206,829	3,018,791	2,639,603	2,175,880	1,904,827	1,663,826

Operating income	154,829	202,349	266,603	247,508	230,994	195,669	154,182
Interest expense	8,973	10,151	12,449	13,327	8,608	10,746	9,241
Other, net	1,973	(593)	567	2,332	459	3,381	14,402

Income before provision for income taxes and cumulative effect of accounting change	143,883	192,791	253,587	231,849	221,927	181,542	130,539
Provision for income taxes	54,439	64,402	84,951	79,136	76,779	63,702	45,297

Income before cumulative effect of accounting change	89,444	128,389	168,636	152,713	145,148	117,840	85,242
Cumulative effect of accounting change	—	—	—	—	—	—	6,407

Net income	$89,444	$128,389	$168,636	$152,713	$145,148	$117,840	$78,835

Net income per share
Basic	$0.93	$1.32	$1.74	$1.56	$1.46	$1.20	$0.80

Diluted	$0.91	$1.30	$1.70	$1.52	$1.42	$1.17	$0.77

	Thirty-Nine Week Periods Ended
			Fiscal Years
	March 24, 2004	March 26, 2003
			2003	2002	2001	2000	1999(a)
	(unaudited)
	(in thousands, except per share amounts and number of restaurants)
Consolidated Balance Sheet Data:
Working capital deficit	$(120,986)	$(171,161)	$(143,744)	$(160,266)	$(110,006)	$(127,377)	$(86,969)
Total assets	2,032,263	1,889,852	1,943,290	1,783,336	1,445,320	1,162,328	1,093,463
Total debt	373,182	412,953	371,414	443,971	253,695	124,958	197,793
Long-term obligations	497,756	503,936	492,829	504,020	294,803	169,120	234,086
Shareholders' equity	1,163,070	1,078,579	1,140,250	977,096	900,287	762,208	661,439
Other Data:
Net cash provided by operating activities	$351,409	$306,814	$448,871	$390,708	$247,499	$268,994	$193,226
Capital expenditures	224,321	245,093	326,525	371,052	205,160	165,397	181,088
Rent expense	87,878	79,232	107,170	100,444	89,245	81,835	69,656
Number of restaurants (as of end of period):
Company-operated	1,202	1,118	1,145	1,039	899	774	707
Franchised/joint venture	273	252	257	229	244	264	226

Total restaurants	1,475	1,370	1,402	1,268	1,143	1,038	933

(a)
Fiscal year 1999 consisted of 53 weeks, while all other fiscal years presented consisted of 52 weeks.

Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Thirty-Nine Week Period Ended	Fiscal Years
	March 24, 2004	2003	2002	2001	2000	1999
Earnings:
Pre-tax income	$143,883	$253,587	$231,849	$221,927	$181,542	$130,539
Equity investee losses	1,051	2,771	1,661	838	2,519	11,341
Fixed charges	39,658	52,662	51,690	41,739	41,787	37,501
Amortization of capitalized interest	1,560	1,804	1,580	1,442	1,280	1,081
Capitalized interest	(2,566)	(5,566)	(4,508)	(2,770)	(3,234)	(3,969)

Total earnings	$183,586	$305,258	$282,272	$263,175	$223,894	$176,493

Fixed Charges:
Interest expense	$8,973	$12,449	$13,327	$8,608	$10,746	$9,241
Capitalized interest	2,566	5,566	4,508	2,770	3,234	3,969

Gross interest	11,539	18,015	17,835	11,378	13,980	13,210
Estimate of interest in rent	28,119	34,647	33,855	30,361	27,807	24,291

Total fixed charges	$39,658	$52,662	$51,690	$41,739	$41,787	$37,501

Ratio of Earnings to Fixed Charges:	4.63	5.80	5.46	6.31	5.36	4.71

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

        In connection with the sale of the original notes in May 2004, we entered into a registration rights agreement with Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the initial purchasers of the original notes. The registration rights agreement requires us to file a registration statement under the Securities Act offering to exchange your original notes for new notes. Accordingly, we are offering you the opportunity to exchange your original notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. The registration rights agreement also requires us to use reasonable efforts to cause the registration statement to be declared effective by the SEC on or prior to November 25, 2004 and to complete the exchange offer by December 25, 2004. In the event that we are unable to satisfy these requirements, holders of the original notes would be entitled to additional interest on the original notes at a rate equal to 0.25% per annum for the first 90 days, and 0.50% per annum thereafter. The aggregate amount of the additional interest in respect of each note payable will in no event exceed 0.50% per annum. The registration rights agreement provides that the accrual of additional interest will cease once we satisfy the requirements described above.

        A copy of the registration rights agreement has been filed as an exhibit to this registration statement. You are strongly encouraged to read the entire text of the agreement. Except as discussed below, we will have no further obligation to register your original notes upon the completion of the exchange offer.

        We believe that the notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, only if you are able to make these four representations:

  •
  you are acquiring the notes issued in the exchange offer in the ordinary course of your business;

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  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer;

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  you are not an affiliate, as defined under the Securities Act, of Brinker International, Inc.; and

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  you are not a broker-dealer tendering original notes acquired directly from us for your own account.

        Our belief is based upon existing interpretations by the SEC's staff contained in several "no-action" letters to third parties unrelated to us. If you tender your original notes in the exchange offer for the purpose of participating in a distribution of new notes, you cannot rely on these interpretations by the SEC's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The SEC considers broker-dealers that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC's staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

        A broker-dealer that acquired original notes as a result of market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to one year after the date of expiration of this exchange offer. Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes.

        We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

        You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as set forth below and in the registration rights agreement, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected.

        Under the registration rights agreement, we have agreed in certain circumstances to file a shelf registration statement with the SEC to cover resales of the original notes or the new notes by holders, and to use reasonable efforts to cause it to be declared effective, including if we are not permitted to consummate the exchange offer because we determine that the exchange offer is not permitted by applicable law or SEC policy, if for any reason the exchange offer is not consummated on or prior to December 25, 2004 or if any holder of original notes is not eligible to participate in the exchange offer.

        If we are obligated to file a shelf registration statement, we have agreed to use reasonable efforts to keep such shelf registration statement effective for up to two years.

Representations We Need From You Before You May Participate in the Exchange Offer

        We need representations from you before you can participate in the exchange offer.

        These representations are that:

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  the new notes that you will acquire in the exchange offer are being obtained in the ordinary course of your business;

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  neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the new notes;

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  neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of new notes;

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  neither you nor any person you are acting for is our "affiliate," as defined under Rule 405 of the Securities Act;

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  you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act, or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the notes, including the requirement that any secondary resale transaction be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act, and you cannot rely on the position of the SEC staff in its no-action letters described above under "—Purpose and Effect of Exchange Offer; Registration Rights"; and

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  if you or any other person you are acting for is a broker-dealer, and you receive new notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such new notes.

Terms of the Exchange Offer

        We will accept any validly tendered original notes that are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of your original notes tendered. Holders may tender some or all of their original notes in the exchange offer.

        The form and terms of the new notes will be substantially the same as the form and terms of your original notes except that:

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  interest on the new notes will accrue from the last interest payment date on which interest was paid on your original notes, or, if no interest has been paid on the original notes, from the date of the original issuance of your original notes;

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  the new notes have been registered under the Securities Act and will not bear a legend restricting their transfer; and

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  the provisions for payment of additional interest in the case of non-registration will be eliminated.

        The new notes will be issued under, and entitled to the benefits of, the same indenture governing your original notes.

        This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

        We will have accepted your validly tendered original notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for you for the purpose of receiving the notes. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to the exchange agent will be returned, without expense, as promptly as practicable after the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

        You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your original notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your original notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2004, unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., New York City time, on the last day of the extension. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.

        We reserve the right, in our sole discretion:

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  to delay accepting your original notes;

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  to extend the exchange offer;

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  to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

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  to amend the terms of the exchange offer in any manner.

        If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Original Notes

        Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the original notes may tender original notes in the exchange offer. Except as stated below under "—Book-Entry Transfer," to tender in the exchange offer:

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  if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the expiration date, deliver a duly completed letter of transmittal together with certificates for your original notes and any other documentation requested by the letter of transmittal to the exchange agent at its address specified in the letter of transmittal;

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  if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form "Instruction to Registered Holder from Beneficial Holder" accompanying this prospectus of your intention whether or not you wish to tender your original notes for new notes, and you must in turn follow the procedures for book-entry transfer as set forth below under "—Book-Entry Transfer" and in the letter of transmittal; or

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  if you hold your position through Euroclear or Clearstream, Luxembourg, the form "Instruction to Registered Holder from Beneficial Holder" with respect to original notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the original notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

        If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

        Neither we nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold original notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

        Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the original notes.

        In no event should a holder submitting a tender for exchange send a letter of transmittal or original notes to any agent of Brinker International, Inc. other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

        Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

        To be tendered effectively, a letter of transmittal or, as described below under "—Book-Entry Transfer," an "agent's message" and other required documents must he received by Citibank, N.A. at its address set forth under "—Exchange Agent" below prior to the expiration date.

        If you do not withdraw your tender before the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

        The method of delivery of your original notes, the letter of transmittal and all other required documents to be delivered to Citibank, N.A. is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Citibank, N.A. before the expiration date. No letter of transmittal or original notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedures if the Original Notes Are Not Registered in Your Name

        If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner's original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible guarantor institution" within the meaning of Rule l7Ad-l5 under the Exchange Act, referred to as an eligible institution, that is a member of specified signature guarantee programs. Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the original notes are tendered:

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  by a registered holder that has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution.

        If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, neither we, Citibank, N.A. nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any original notes received by Citibank, N.A. that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Citibank, N.A. as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase original notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes, and we may terminate the exchange offer, if:

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  the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

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  any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in our judgment, would impair our ability to proceed with the exchange offer; or

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  we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

        The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

        In all cases, the issuance of new notes for tendered original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

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  certificates for original notes or a timely confirmation from DTC of such original notes into the exchange agent's account at DTC,

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  a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an "agent's message" described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer, and

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  all other required documents.

        If we do not accept your tendered original notes or if you submit original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of original notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such original notes into the exchange agent's DTC account in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered original notes will only be made after timely:

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  confirmation of book-entry transfer of the original notes into the exchange agent's account; and

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  receipt by the exchange agent of an executed and properly completed letter of transmittal or an "agent's message" and all other required documents specified in the letter of transmittal.

        The confirmation, letter of transmittal or agent's message and any other required documents must be received at the exchange agent's address listed below under "—Exchange Agent" on or before 5:00 p.m., New York time, on the expiration date of the exchange offer or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

        As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering original notes stating:

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  the aggregate principal amount of original notes that have been tendered by the participant;

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  that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

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  that we may enforce such agreement against the participant.

        Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

        If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

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  the tender is made through an eligible institution;

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  before the expiration date, the exchange agent has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of the original notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with the exchange agent; and

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  the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of tendered notes to be effective, a written, or for a DTC participant, electronic, notice of withdrawal must be received by the exchange agent, at its address set forth under "—Exchange Agent," prior to 5:00 p.m., New York City time, on the expiration date.

        Any such notice of withdrawal must:

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  specify your name;

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  identify the original notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such original notes;

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  be signed by you in the same manner as the original signature on the letter of transmittal by which your original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your original notes to register the transfer of those notes into the name of the person withdrawing the tender; and

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  specify the name in which you want the withdrawn original notes to be registered, if different from your name.

        All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such original notes. Properly withdrawn original notes may be retendered by following one of the procedures described above in "—Procedures for Tendering Your Original Notes" at any time prior to the expiration date.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. We have appointed Citibank, N.A. as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at 111 Wall Street, 15th Floor, New York, New York 10005. The exchange agent's telephone number is (212) 657-7524 and facsimile number is (212) 657-1020.

Fees and Expenses

        We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

Transfer Taxes

        If you tender original notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your original notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offer

        We will issue new notes in exchange for original notes under the exchange offer only after timely receipt by the exchange agent of the original notes, a properly completed and duly executed letter of transmittal or agent's message and all other required documents. Therefore, holders of the original notes desiring to tender original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

        Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining original notes, except in limited circumstances including those described under "—Purpose and Effect of Exchange Offer; Registration Rights." Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

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  holders may resell original notes only if an exemption from registration under the Securities Act is available; and

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  the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

        To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, the words "company," "we," "us" and "our" refer only to Brinker International, Inc. and not to any of its subsidiaries. When we use the term "Securities," we are referring to any securities issued under the indenture, including original notes, new notes and any additional notes issued thereunder.

        We will issue the notes under an indenture dated as of May 14, 2004, between the company and Citibank, N.A., as trustee. We urge you to read the indenture because it, and not this description, defines your rights as a holder of these notes. A copy of the indenture is available upon request to the company at the address indicated under "Where You Can Find More Information."

        We will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, Maturity and Interest

        The notes will mature on June 1, 2014. The indenture does not limit the aggregate amount of debt securities that we may issue thereunder. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes issued in the exchange offer; provided that such additional notes will be fungible for tax purposes with the notes issued in this offering. Any additional notes having such similar terms, together with any Outstanding original notes and new notes, will constitute a single series of notes under the indenture.

        Interest on the notes will accrue at a rate of 5.75% per annum and will be payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2004. We will pay interest to those persons who were holders of record on the May 15 or November 15 immediately preceding each interest payment date. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at that higher rate to the extent lawful.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The notes will be:

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  general unsecured obligations of the company;

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  equal in ranking ("pari passu") with all our existing and future obligations that are unsecured and unsubordinated; and

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  senior in right of payment to all our existing and future obligations that are subordinated.

        As of March 24, 2004, after giving effect to the offering of the original notes in May 2004, the total outstanding debt of the company, excluding unused commitments made by lenders, would have been $597.5 million. As of that date, and taking the same factors into account, none of the company's debt would have been subordinated to the notes.

        We only have a stockholder's claim on the assets of our subsidiaries. This stockholder's claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of the company, and not of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. Accordingly, the notes effectively will be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including liabilities to trade creditors and any guarantees of our credit facilities (which are currently undrawn). As of March 24, 2004, our subsidiaries had total indebtedness of approximately $75.7 million. Our subsidiaries have other liabilities, including contingent liabilities, that may be significant.

        The notes are obligations exclusively of the company. All of our operations are conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. See "Risk Factors—We operate primarily through our subsidiaries and, as a result, the notes effectively will be subordinated to the liabilities of our subsidiaries" and "—We may be unable to repay the notes if our subsidiaries are unable to pay dividends to us."

Optional Redemption

        The company may choose to redeem the notes at any time. If it does so, it may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture. To redeem the notes, the company must pay a redemption price equal to the greater of:

  (a)
  100% of the principal amount of the notes to be redeemed, and

  (b)
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Any notice to holders of notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers' Certificate delivered to the trustee no later than two business days prior to the redemption date.

        If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

Sinking Fund

        There will be no sinking fund payments for the notes.

Certain Covenants

        The indenture contains certain covenants, including those summarized below.

        Limitation on Liens.    The company shall not, and shall not permit any Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (the "Initial Lien"), other than Permitted Liens, upon any of its Property (including Capital Stock of a Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, securing any Debt, unless it has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of the company or any Subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

        Limitation on Sale and Leaseback Transactions.    The company shall not, and shall not permit any Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

  (a)
  the company or such Subsidiary would otherwise be entitled to issue, assume or Guarantee Debt secured by a Lien on such Property without equally and ratably securing the Outstanding Securities; or

  (b)
  the company applies, within 180 days after the effective date of the Sale and Leaseback Transaction, an amount equal to the net proceeds received by the company or any Subsidiary in connection with such sale to:

  (i)
  the acquisition of Property owned by the company or such Subsidiary;

  (ii)
  the retirement of Outstanding Securities; or

  (iii)
  the repayment of Debt other than subordinated Debt; or

  (c)
  after giving effect thereto, the aggregate amount of secured Debt Incurred after the date of the indenture (not including secured Debt permitted under the specific exceptions listed above) and the aggregate Attributable Debt with respect to the Sale and Leaseback Transactions entered into after the date of the indenture (other than those permitted under the specific exceptions listed below) does not exceed 15% of the Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of any such Sale and Leaseback Transaction.

        The foregoing restrictions will not apply to Sale and Leaseback Transactions:

  (a)
  providing for a lease for a term, including any renewals, of not more than three years, by the end of which term it is intended that the use of such Property by the lessee will be discontinued;

  (b)
  between the company and a Subsidiary or between Subsidiaries;

  (c)
  between the company and a Subsidiary and a joint venture in which the company has an interest; or

  (d)
  primarily for the purpose of financing the acquisition, development or construction of restaurants by the company's franchisees.

Merger, Consolidation and Sale of Property

        The indenture provides that the company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all the Property of the company and the Subsidiaries in any one transaction or series of transactions unless:

  (a)
  the company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

  (b)
  the Surviving Person (if other than the company) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Outstanding Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the company;

  (c)
  in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

  (d)
  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

  (e)
  the company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent provided for in the indenture relating to such transaction have been satisfied; and

  (f)
  the company shall have delivered to the trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the company under the indenture, but the predecessor company in the case of:

  (a)
  a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the company and the Subsidiaries as an entirety or virtually as an entirety), or

  (b)
  a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Outstanding Securities.

SEC Reports

        Notwithstanding that the company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the company will file with the SEC, and, in certain circumstances, furnish to the trustee and holders of notes such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and furnished at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the company will not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

Events of Default

        Events of Default in respect of the notes will include:

  (1)
  failure to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

  (2)
  failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption or otherwise;

  (3)
  failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property";

  (4)
  failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the company as provided below;

  (5)
  a default under any Debt by the company or any Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $40.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

  (6)
  any judgment or judgments for the payment of money in an aggregate amount in excess of $40.0 million (or its foreign currency equivalent at the time) that shall be rendered against the company or any Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and

  (7)
  certain events involving bankruptcy, insolvency or reorganization of the company or any Significant Subsidiary (the "bankruptcy provisions").

        A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the Outstanding Securities notify the company of the Default and the company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The company shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default under clauses (5) and (6) and any event that with the giving of notice or the lapse of time or both would become an Event of Default under clause (4), its status and what action the company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the notes (other than an Event of Default under the bankruptcy provisions) shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the Outstanding Securities may declare to be immediately due and payable the principal amount of all the Outstanding Securities and any accrued and unpaid interest thereon. If an Event of Default under the bankruptcy provisions shall occur, such amount with respect to all the Outstanding Securities shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Outstanding Securities. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of the Outstanding Securities may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Outstanding Securities, unless such holders shall have offered to the trustee indemnity or security satisfactory to the trustee in its sole discretion against all losses and expenses. Subject to such provisions for the indemnification of the trustee and certain other limitations described in the indenture, the holders of a majority in aggregate principal amount of the Outstanding Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder of Outstanding Securities will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

  (a)
  such holder has previously given to the trustee written notice of a continuing Event of Default,

  (b)
  the holders of at least 25% in aggregate principal amount of the Outstanding Securities have made a written request to the trustee and offered to the trustee security or indemnity satisfactory to the trustee to institute such proceeding as trustee, and

  (c)
  the trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Securities a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

        Subject to certain exceptions, the indenture may be amended by the company and the trustee with the consent of the holders of a majority in aggregate principal amount of any Outstanding Securities (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture that cannot be amended without the consent of each holder of Outstanding Securities) with the consent of the holders of at least a majority in aggregate principal amount of the Outstanding Securities. However, without the consent of each holder of Outstanding Securities, no amendment may, among other things,

  (1)
  reduce the amount of Outstanding Securities whose holders must consent to an amendment or waiver,

  (2)
  reduce the rate of or extend the time for payment of interest on any Outstanding Securities,

  (3)
  reduce the principal of or extend the Stated Maturity of any Outstanding Securities,

  (4)
  make any note payable in money other than that stated in the Outstanding Securities,

  (5)
  impair the right of any holder of the Outstanding Securities to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes,

  (6)
  subordinate the Outstanding Securities to any other obligation of the company,

  (7)
  release any security interest that may have been granted in favor of the holders of the Outstanding Securities other than pursuant to the terms of such security interest, or

  (8)
  reduce the premium payable upon the redemption of any Outstanding Securities nor change the time at which any Outstanding Securities may be redeemed, as described under "—Optional Redemption."

        The consent of the holders of Outstanding Securities is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        Without the consent of any holder of Outstanding Securities, the company and the trustee may amend the indenture to:

  •
  cure any ambiguity, omission, defect or inconsistency,

  •
  provide for the assumption by a successor corporation of the obligations of the company under the indenture,

  •
  provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

  •
  add Guarantees with respect to the Outstanding Securities,

  •
  secure the Outstanding Securities,

  •
  add to the covenants of the company for the benefit of the holders of Outstanding Securities or to surrender any right or power conferred upon the company,

  •
  make any change that does not adversely affect the rights of any holder of Outstanding Securities,

  •
  make any change to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, or

  •
  provide for the issuance of additional notes in accordance with the indenture.

        After any amendment becomes effective, whether with or without the consent of the holders, the company is required to mail to each holder of Outstanding Securities at such holder's address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of Outstanding Securities, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        The company at any time may terminate all its obligations under the Outstanding Securities and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Outstanding Securities, to replace mutilated, destroyed, lost or stolen Outstanding Securities and to maintain a registrar and paying agent in respect of the Outstanding Securities. The company at any time may terminate:

  (1)
  its obligations under the covenants described under "—Certain Covenants" and "—SEC Reports," and

  (2)
  the operation of the Event of Default in clause (4), the cross acceleration provisions, the judgment default provisions and, with respect to Significant Subsidiaries, the bankruptcy provisions, each as described under "—Events of Default" above ("covenant defeasance").

        The company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the company exercises its legal defeasance option, payment of the Outstanding Securities may not be accelerated because of an Event of Default with respect thereto. If the company exercises its covenant defeasance option, payment of the Outstanding Securities may not be accelerated because of an Event of Default specified in clause (4), the cross acceleration provisions, the judgment default provisions or, with respect only to Significant Subsidiaries, the bankruptcy provisions, all as described under "—Events of Default" above.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

  (a)
  the company irrevocably deposits in trust with the trustee money or U.S. Government Obligations or a combination thereof for the payment of principal of and interest on the Outstanding Securities to maturity or redemption, as the case may be;

  (b)
  the company delivers to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Outstanding Securities to maturity or redemption, as the case may be;

  (c)
  123 days pass after the deposit is made and during the 123-day period no Default under the bankruptcy provisions occurs that is continuing at the end of the period;

  (d)
  no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

  (e)
  such deposit does not constitute a default under any other agreement or instrument binding on the company;

  (f)
  the company delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  (g)
  in the case of the legal defeasance option, the company delivers to the trustee an Opinion of Counsel stating that:

  (1)
  the company has received from, or there has been published by, the Internal Revenue Service a ruling, or

  (2)
  since the date of the indenture there has been a change in the applicable U.S. federal income tax law,

    to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Outstanding Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

  (h)
  in the case of the covenant defeasance option, the company delivers to the trustee an Opinion of Counsel to the effect that the holders of the Outstanding Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  (i)
  the holders have a perfected security interest under applicable law in the cash or U.S. Government Obligations deposited;

  (j)
  the company delivers to the trustee an Opinion of Counsel, in form and substance reasonably satisfactory to the trustee, to the effect that, after the passage of 123 days following the deposit, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally;

  (k)
  such defeasance does not cause the trustee to have a conflicting interest with respect to any securities of the company; and

  (l)
  the company delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Governing Law

        The indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

        Citibank, N.A. is the trustee under the indenture.

        Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        Citibank, N.A. is also acting as the exchange agent for the exchange offer. In addition, an affiliate of Citibank, N.A. is a lender and administrative agent under the company's bank credit facility and an affiliate of Citibank, N.A. was an initial purchaser in connection with the sale of the original notes in May 2004. Citibank, N.A. and its affiliates may provide additional commercial banking and other services to us in the future.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

  (a)
  if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation," and

  (b)
  in all other instances, the present value (discounted at the interest rate borne by the Outstanding Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Board of Directors" means the board of directors of the company or any committee thereof, duly authorized to act on behalf of such board.

        "Board Resolution" means a copy of a resolution certified by the Secretary or Assistant Secretary of the company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Outstanding Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

        "Comparable Treasury Price" means, with respect to any redemption date:

  (a)
  the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" or

  (b)
  if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the company and its consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

  (a)
  all intercompany items between the company and any Subsidiary or between Subsidiaries, and

  (b)
  all current maturities of long-term Debt.

        "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the company and its consolidated Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the company and its Subsidiaries, after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

  (a)
  the excess of cost over fair market value of assets or businesses acquired;

  (b)
  any downward revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

  (c)
  unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

  (d)
  minority interests in consolidated Subsidiaries held by Persons other than the company or any Subsidiary;

  (e)
  treasury stock; and

  (f)
  cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

  (a)
  the principal of and premium (if any) in respect of:

  (1)
  debt of such Person for money borrowed, and

  (2)
  debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

  (b)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

  (c)
  all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (d)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

  (e)
  all obligations of the type referred to in clauses (a) through (d) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (f)
  all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

  (g)
  to the extent not otherwise included in this definition, the notional amount of Hedging Obligations of such Person.

        Notwithstanding the foregoing, in connection with the purchase by the company or any Subsidiary of any business, the term "Debt" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

        The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

  (a)
  if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the company, or

  (b)
  if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the trustee.

        "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

  (a)
  in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

  (b)
  in the statements and pronouncements of the Financial Accounting Standards Board,

  (c)
  in such other statements by such other entity as approved by a significant segment of the accounting profession, and

  (d)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (a)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

  (b)
  entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

  (1)
  endorsements for collection or deposit in the ordinary course of business, or

  (2)
  a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute an Investment by the company or a Subsidiary in any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the company or a Subsidiary, provided that such Person's primary business is a Related Business.

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the company after consultation with the trustee.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Issue Date" means May 14, 2004.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Executive Vice President of the company.

        "Officers' Certificate" means a certificate signed by two Officers of the company, at least one of whom shall be the principal executive officer or principal financial officer of the company, and delivered to the trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the company.

        "Outstanding" means, subject to certain exceptions, all securities issued under the indenture, except those theretofore canceled by the trustee or delivered to it for cancellation, defeased in accordance with the indenture, paid in full, or in respect of which substitute notes have been authenticated and delivered by the trustee.

        "Permitted Liens" means:

  (a)
  Liens to secure Debt in respect of Purchase Money Debt, provided that the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased; provided further that any such Lien may not extend to any Property of the company or any Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

  (b)
  Liens for taxes, assessments or governmental charges or levies on the Property of the company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

  (c)
  Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the company or any Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

  (d)
  Liens on the Property of the company or any Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the company and the Subsidiaries taken as a whole;

  (e)
  Liens on Property at the time the company or any Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the company or any Subsidiary; provided, however, that any such Lien may not extend to any other Property of the company or any Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the company or any Subsidiary;

  (f)
  Liens on the Property of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other Property of the company or any other Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary;

  (g)
  pledges or deposits by the company or any Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the company or any Subsidiary is party, or deposits to secure public or statutory obligations of the company or any Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

  (h)
  utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

  (i)
  Liens existing on the Issue Date not otherwise described in clauses (a) through (h) above;

  (j)
  Liens on the Property of the company or any Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (e), (f) or (i) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

  (1)
  the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (e), (f) or (i) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

  (2)
  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the company or such Subsidiary in connection with such Refinancing; and

  (k)
  Liens not otherwise permitted by clauses (a) through (j) above encumbering assets having an aggregate Fair Market Value not in excess of 15% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date any such Lien shall be Incurred.

        For purposes of this definition, the term "Debt" shall be deemed to include interest on such Debt.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, that entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt:

  (a)
  consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention arrangement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

  (b)
  Incurred to finance the acquisition, construction or lease by the company or a Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the company or such Subsidiary.

        "Reference Treasury Dealer" means Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the company shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to the businesses of the company and the Subsidiaries on the Issue Date.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the company or a Subsidiary transfers such Property to another Person and the company or a Subsidiary leases it from such Person.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (a)
  such Person,

  (b)
  such Person and one or more Subsidiaries of such Person, or

  (c)
  one or more Subsidiaries of such Person.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means, at any time, a Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the company and its other Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

        The notes will be issued in book-entry form. This means that all of the notes will be represented, at least initially, by one or more global notes (the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes."

        Depositary Procedures.    The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

        DTC has advised the company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "banking organization" within the meaning of the New York Banking Law, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) have ownership interests in DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies ("indirect participants"), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        Investors in a Global Note who are participants in DTC's system may hold their interests therein directly through DTC. Investors in a Global Note who are not participants may hold their interests therein indirectly through the organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in a Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in a Global Note other than participants).

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payment of principal of and interest on notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. Under the terms of the indenture, the company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the company, the trustee nor any agent of the company or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        The company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The company expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants and indirect participants.

        Neither the company nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        DTC has advised the company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its participants.

        So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. The company understands that under existing industry practices, in the event that the company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the company nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Exchange of Global Notes for Certificated Notes.    A Global Note is exchangeable for certificated notes only if:

  (a)
  DTC notifies the company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the company fails to timely appoint a successor depositary;

  (b)
  the company in its discretion at any time determines not to have all the notes represented by such Global Note; or

  (c)
  there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global Note.

        Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes,

  (a)
  certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

  (b)
  payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the company maintained for such purposes; and

  (c)
  no service charge will be made for any registration of transfer or exchange of the certificated notes, although the company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

UNITED STATES TAXATION

        The exchange of original notes for new notes will not be treated as a taxable transaction for U.S. federal income tax purposes. Your basis and holding period in the new notes will equal your basis and holding period in the original notes exchanged for them.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NOTES

        The validity of the new notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

        Our consolidated financial statements as of June 25, 2003 and June 26, 2002 and for each of the years in the three-year period ended June 25, 2003 included in our Annual Report on Form 10-K for the fiscal year ended June 25, 2003 have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report appearing therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

$300,000,000

Brinker International, Inc.

Offer to Exchange

Registered 5.75% Notes due 2014

For Any and All

Outstanding Unregistered 5.75% Notes due 2014

Prospectus

June     , 2004

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

        The Ninth Article of Brinker International's Certificate of Incorporation provides that no director shall be liable to the company or its stockholders for monetary damages for breach of fiduciary duty, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.

        Article VI, Section 2 of Brinker International's by-laws provides, in general, that the company shall indemnify its directors and officers under the circumstances defined in Section 145 of the Delaware General Corporation Law. The company has obtained an insurance policy insuring the directors and officers of the company against certain liabilities, if any, that arise in connection with the performance of their duties on behalf of the company and its subsidiaries. The company has entered into agreements with its directors and officers indemnifying such directors and officers against certain liabilities arising out of their service as directors and officers of the company.

Item 21. Exhibits and Financial Statement Schedules.

        See Exhibit Index on page II-5.

Item 22. Undertakings.

        (a)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Brinker International, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on June 25, 2004.

BRINKER INTERNATIONAL, INC.
By:	/s/ CHARLES M. SONSTEBY Charles M. Sonsteby Executive Vice President and Chief Financial Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas H. Brooks, Charles M. Sonsteby, Roger F. Thomson and David R. Doyle and each of them, their attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this registration statement, including any and all pre-effective and post-effective amendments and to file such registration statements and any and all amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ DOUGLAS H. BROOKS Douglas H. Brooks	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004
/s/ CHARLES M. SONSTEBY Charles M. Sonsteby	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2004
Ronald A. McDougall	Chairman of the Board	June , 2004
Dan W. Cook, III	Director	June , 2004
Robert M. Gates	Director	June , 2004

/s/ MARVIN J. GIROUARD Marvin J. Girouard	Director	June 25, 2004
/s/ RONALD KIRK Ronald Kirk	Director	June 25, 2004
/s/ GEORGE R. MRKONIC George R. Mrkonic	Director	June 25, 2004
Erle Nye	Director	June , 2004
James E. Oesterreicher	Director	June , 2004
/s/ CECE SMITH Cece Smith	Director	June 25, 2004
/s/ ROGER T. STAUBACH Roger T. Staubach	Director	June 25, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation of Brinker International, Inc.*
3.2	By-laws of Brinker International, Inc.
4.1	Indenture, dated May 14, 2004, between Brinker International, Inc. and Citibank, N.A., as Trustee.
4.2
Registration Rights Agreement, dated May 14, 2004, among Brinker International, Inc. and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the initial purchasers named therein.
5	Opinion of Sullivan & Cromwell LLP as to the validity of the notes being registered**
12	Statement regarding computation of ratio of earnings to fixed charges
23.1	Consent of KPMG LLP
23.2	Consent of Sullivan & Cromwell LLP**
24	Power of Attorney (included on page II-3 of this registration statement)
25	Statement on Form T-1 of Eligibility of Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Letter to Registered Holders
99.3	Form of Letter to Clients
99.4	Form of Instruction to Registered Holder from Beneficial Owner
99.5	Form of Notice of Guaranteed Delivery
99.6	Form of Exchange Agent Agreement

*
Incorporated by reference to the company's Annual Report on Form 10-K for the fiscal year ended June 28, 1995.

**
To be filed by amendment.